Exhibit 19.1

VERDE CLEAN FUELS, INC.

INSIDER TRADING AND DISSEMINATION

OF INSIDE INFORMATION POLICY

Effective as of March 22, 2024

The following describes the policy of Verde Clean Fuels, Inc. and its subsidiaries (the “Company”) regarding:

●	the trading of securities while you are in possession of Inside Information (as defined below) (“insider trading”) about the Company or any other company;

●	the trading of securities within four business days before or after the announcement of a stock buyback or repurchase program;

●	the adoption, modification or termination of any contract, instruction or written plan or arrangement for the purchase, sale or trading of Company’s securities (such arrangement is referred to as a Rule 10b5-1 Plan, as defined below, or a non-Rule 10b5-1 Plan, as defined below); and

●	other misuse of material non-public information (“Inside Information”) of the Company or any other company.

Your obligations and potential liability under securities laws dealing with insider trading abuses are also outlined below.

This memorandum provides an overview of the most significant aspects involved in insider trading. Every director, officer and employee of the Company must read and retain this policy.

Statement of the Policy

It is the policy of the Company that no director, officer, employee or other Insider (as defined below) shall:

●	trade in securities of the Company or any other company while in possession of Inside Information concerning the Company or such other company;

●	disseminate Inside Information of the Company or any other company to others (except for legitimate Company purposes in accordance with Company communications policies provided that the disclosing person reasonably does not expect the recipient to trade, or disseminate the information to others who may trade, while in possession of such Inside Information);

●	engage in any other action or conduct to take advantage of Inside Information;

●	adopt, modify or terminate a Rule 10b5-1 Plan or non-Rule 10b5-1 Plan without complying with this policy; or

●	trade in securities of the Company within four business days before or after the announcement of a stock buyback or repurchase program.

The prohibited dissemination of Inside Information includes the disclosure through written, oral or electronic means to all persons or entities, including friends, family members, business contacts or others.

Even the appearance of improper conduct must be avoided to preserve the Company’s reputation for adhering to high ethical standards of conduct. Accordingly, conduct which merely suggests the possibility of insider trading may be deemed by the Company, in its sole discretion, to be a violation of this policy.

Federal Law Prohibiting Insider Trading.

Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), has been determined by the courts to prohibit trading by an Insider (as defined below) of any securities (debt or equity) of a company on the basis of Inside Information about such company. Liability under Rule 10b-5 can apply to trading in the Company’s securities or the securities of any other company if one is in possession of Inside Information about the company whose securities are traded. The prohibition against insider trading applies to the Company’s officers, directors, employees and other Insiders at all times regardless of whether or not the Company is observing a scheduled or special “blackout” period.

Liability under Rule 10b-5 may attach not only to Insiders who trade while in possession of Inside Information, but also, under certain circumstances, to (i) Insiders who disclose or tip Inside Information (tippers) to third parties without trading themselves, and (ii) third parties (such as relatives, business associates or friends) who have received Inside Information from Insiders (tippees) and trade while in possession of that Inside Information.

The Consequences of Insider Trading

Individuals who trade on Inside Information (or tip Inside Information to others) can be subject to an array of civil and criminal penalties. Violations are taken very seriously by the Securities and Exchange Commission, the federal agency responsible for enforcing the law in this area. Potential sanctions include:

●	disgorgement of profits gained or losses avoided and interest thereon;

●	a civil penalty of up to three times the profit gained or loss avoided;

●	a bar from acting as an officer or director of a publicly traded company;

●	a criminal fine (no matter how small the profit or the lack thereof) of up to $1 million; and

●	a jail term of up to ten years.

These penalties can apply even if the individual is not a director, officer or senior manager. In addition to the potentially severe civil and criminal penalties for violation of the insider trading laws, violation of this policy may result in the imposition of Company sanctions, including dismissal. A conviction or finding of liability for insider trading can also result in individuals being banned generally from employment in the securities or financial industries or other employment, and even a mere allegation of insider trading can result in severe harm to professional and personal reputation.

A transaction that may be necessary or seem justifiable for independent reasons (including a need to raise money for a personal financial emergency) is neither an exception to this policy nor a safeguard against prosecution for violation of insider trading laws. For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading, a civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of an employee’s violation and a criminal fine of up to $2.5 million may be imposed. There are also likely to be shareholder lawsuits and adverse publicity arising from such illegal conduct.

Who is an “Insider” for Purposes of the Insider Trading Prohibitions?

An “Insider” for purposes of insider trading law is any person who possesses Inside Information; the status results from such possession and not simply a person’s position, if any, with the Company. Accordingly, Insiders subject to liability for insider trading are not solely those executive officers and directors who are required to report their securities transactions of Company common stock under Section 16 of the Exchange Act and who are also often referred to as “insiders” for purposes of that law. The category of potential Insiders for purposes of insider trading law includes not only the Company’s directors, officers and employees, but also outside professional advisors and business consultants who have access to Inside Information prior to its public release and absorption by the securities markets.

Persons Covered by the Policy

This policy covers the directors, officers and employees of the Company, and outside professional advisors and business consultants of the Company who have access to Inside Information of the Company, as well as their Family Members and Controlled Entities.

“Family Members” include a person’s spouse, partner, financially dependent children, relative, or other members of such person’s immediate household to whose support such person contributes or whose investments such person controls.

“Controlled Entities” include any legal entities controlled by a person, such as any corporations, partnerships, or trusts.

Individual Responsibility

Persons subject to this policy have ethical and legal obligations to maintain the confidentiality of Inside Information and to not trade while in possession of Inside Information. Each individual is responsible for making sure that he or she complies with this policy, and that any Family Member or Controlled Entity also complies with this policy. In all cases, the responsibility for determining whether an individual is in possession of Inside Information rests with that individual, and any action on the part of the Company, the Administrator (as defined under the caption “Administration of the Policy”) or any other employee or director pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this policy or applicable securities laws, as described above in more detail under the heading “The Consequences of Insider Trading.

Transactions Covered by the Policy

The trading covered by this policy includes all types of transactions (including gifts) and all types of Company securities, including common stock (all classes of common stock), options or warrants to purchase common stock, preferred stock, convertible debentures, derivative securities that are issued by third parties, such as exchange-traded put or call options or swaps relating to securities of the Company or another company with respect to which an Insider possesses Inside Information.

What is Material Non-Public Information?

Material information is any information that a reasonable investor would consider important in arriving at a decision to buy, sell or hold the securities of a company and/or would view its disclosure as significantly altering the total mix of information otherwise made available.

Non-Public information is information that is not generally known to the public. Information that is received under circumstances that indicate the information is not yet in general circulation should be assumed to be non-public. The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

Information is not considered to be known to the public immediately upon issuance of a press release but is public information only after there is adequate time for the news to be circulated and absorbed by the market and investors. As set forth below in the paragraph captioned “Trading,” one should allow two full Trading Days (as defined below) following publication as a reasonable waiting period before such information is deemed to be public.

If you are unsure whether information is considered non-public, you should either assume that the information is “non-public” and treat it as confidential or consult the Chief Legal Officer (if applicable) or the Chief Financial Officer before making any decision to disclose such information or to trade in or recommend securities to which that information relates.

Examples. Examples of non-public information that generally would be regarded as material and thus Inside Information include.

●	financial information such as revenues, expenses and earnings;

●	information about a transaction that will affect the financial condition or performance of the Company in a significant manner, such as a pending or proposed merger, acquisition, tender offer, sale of assets, or disposition of a subsidiary, or entering into or terminating a significant contract;

●	earnings estimates;

●	a stock split or the offering of additional securities;

●	major litigation;

●	changes in senior management;

●	major new products, services or markets;

●	the gain or loss of substantial restaurant partners; and

●	major cybersecurity risks or incidents, including vulnerabilities and breaches.

Either positive or negative information may be material. The foregoing list is not exhaustive; other types of information may be material at any particular time, depending upon all the circumstances.

Trading

The Company’s policy permits an Insider to trade securities beginning at the close of regular trading on the second full Trading Day after all Inside Information has been disclosed to the public through general release to the national news media (referred to as the “open window” date), which will provide the securities markets a sufficient opportunity to absorb and evaluate the information, subject to pre-approval as described below.

“Trading Day” means a day on which the principal U.S. stock exchange on which shares of the Company’s common stock are then listed is open for trading.

For example, if Inside Information (including quarterly or annual earnings as described below in the paragraph captioned “Scheduled Blackout Periods Applicable to Section 16 Reporting Persons and Designated Individuals”) is disclosed at (a) 8:00 a.m., Eastern Time, on a Monday, then trading may commence after 4:00 p.m., Eastern Time, on Tuesday, (b) 10:00 a.m., Eastern Time, on Monday, then trading may commence after 4:00 p.m., Eastern Time, on Wednesday or (c) 5:00 p.m., Eastern Time, on Monday, then trading may commence after 4:00 p.m., Eastern Time, on Wednesday.

The trading window “closes” (and a “blackout period” commences) on the fifteenth day of the month in which a fiscal quarter ends. No Insider may trade in securities of the Company during the blackout period. The blackout period ends when the trading window opens at the close of regular trading on the second full Trading Day after the release of quarterly or annual earnings.

The calendar attached hereto as Appendix A sets forth calendar dates during which an open window exists, subject to certain assumptions set forth in Appendix A.

Trading may occur outside the blackout period unless prohibited under this insider trading policy due to (i) possession of Inside Information or other restriction imposed by the Administrator or (ii) such trading being within four business days before or after the announcement of a Company stock buyback or repurchase program.

Scheduled Blackout Periods Applicable to Section 16 Reporting Persons and Designated Individuals

In addition, directors, officers who have been designated by the Company’s Board of Directors as “officers” for purposes of Section 16 of the Exchange Act (collectively with the directors, “Section 16 Reporting Persons”) and certain other employees (or consultants) who may be designated by the Administrator from time to time (“Designated Individuals”), including those set forth on Appendix B hereto which the Administrator may amend from time to time, as well as their Family Members and Controlled Entities, may not trade Company securities during scheduled “blackout” periods, and in all events must have all trades of Company securities preapproved as set forth in the “Pre-Clearance Procedures” section below.

Please refer to the paragraph below captioned “Additional Procedures” for additional restrictions on trading.

Transactions Not Subject to this Policy

Bona Fide Gifts. Bona fide gifts are not transactions subject to this policy, unless the person making the gift is aware of Inside Information or is subject to a blackout period when making the gift and has reason to believe that the recipient intends to sell the Company securities while such information remains Inside Information or such blackout period remains in effect; provided, that bona fide gifts of Company securities by Section 16 Reporting Persons and Designated Individuals are subject to the pre-clearance procedures set forth below under the caption “Additional Procedures.”

Stock Option Exercises. This policy does not apply to the exercise of an employee stock option for cash acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements; provided, that such exercises by Section 16 Reporting Persons and Designated Individuals are subject to the pre-clearance procedures set forth below under the caption “Additional Procedures.” This policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Restricted Stock Awards. This policy does not apply to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock award; provided, that such exercise by Section 16 Reporting Persons and Designated Individuals is subject to the pre-clearance procedures set forth below under the caption “Additional Procedures.” The policy does apply, however, to any market sale of restricted stock.

Other Similar Transactions. Any other purchase of Company securities from the Company or sales of Company securities to the Company are not subject to this policy.

Mutual Funds. Transactions in mutual funds that are invested in securities of the Company or another company with respect to which an Insider possesses Inside Information are not transactions subject to this policy.

Rule 10b5-1 Plans. Rule 10b5-1 under the Exchange Act provides an affirmative defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this affirmative defense, a person subject to this policy must enter into a Rule 10b5-1 plan for transactions in Company securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the policy, a Rule 10b5-1 Plan must be approved by the Administrator in writing and in advance (five days prior to the adoption or modification) and meet the requirements of Rule 10b5-1. In general, a Rule 10b5-1 Plan must be entered into (or modified) at a time when the person entering into the Rule 10b5-1 Plan is not aware of Inside Information. Once the Rule 10b5-1 Plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The Rule 10b5-1 Plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

The adoption or modification of any Rule 10b5-1 Plan must be submitted for approval five days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required, and such transactions will not be subject to the prohibition on trading on the basis of Inside Information or the restrictions on trades during blackout periods set forth in this policy. Notwithstanding anything herein to the contrary, it is the individual’s responsibility to comply with this policy, the requirements of Rule 144 promulgated under the Securities Act of 1933, as amended (“Rule 144”), and the requirements of Rule 10b5-1 under, and Section 16 of, the Exchange Act, regardless of whether the Administrator pre-clears a Rule 10b5-1 Plan.

The same five-day pre-approval by the Administrator is required for the entry into or modification of any non-Rule 10b5-1 Plan (“Non-Rule 10b5-1 Plan”). A Non-Rule 10b5-1 Plan is a trading arrangement where (i) the person adopting such arrangement asserts that at a time when he/she was not aware of material nonpublic information about the Company or its securities he/she had adopted a written arrangement for trading the securities, and (ii) the trading arrangement (A) specified the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold, (B) included a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold, or (C) did not permit the person adopting such arrangement to exercise any subsequent influence over how, when, or whether to effect purchases or sales; provided, in addition, that any other person who, pursuant to the trading arrangement, did exercise such influence must not have been aware of material nonpublic information when doing so. The Administrator reserves the right, in his/her sole discretion, to not approve a Non-Rule 10b5-1 Plan and require the person to enter into a Rule 10b5-1 Plan.

Additionally, each person that has entered into a Rule 10b5-1 Plan or Non-Rule 10b5-1 Plan must obtain approval from the Administrator five days prior to the termination of such plan.

Special and Prohibited Transactions

The Company has determined that certain types of transactions may present heightened legal risks and/or the appearance of improper or inappropriate conduct. Therefore, it is the Company’s policy that directors, officers and employees, as well as their Family Members and Controlled Entities, are prohibited from engaging in the following types of transactions.

Short Sales. Short sales of Company securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, directors, officers and employees, as well as their Family Members and Controlled Entities, are prohibited from engaging in short sales of Company securities. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers and employees, as well as their Family Members and Controlled Entities, are prohibited from engaging in any such transactions.

Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of Inside Information or otherwise is not permitted to trade Company securities, directors, officers and employees, as well as their Family Members and Controlled Entities, are prohibited from holding Company securities in a margin account or otherwise pledging (or hypothecating) Company securities as collateral for a loan.

Trading During a Stock Buyback. Buying or selling Company securities immediately prior to the announcement of a stock buyback or repurchase program or during the pendency of a stock buyback or repurchase program by Insiders may require the Company to disclose Insider trades in reports to be filed with the SEC under the Exchange Act and can be viewed as a method to facilitate sales by Insiders. Therefore, directors, officers and employees, as well as their Family Members and Controlled Entities, are prohibited from buying or selling Company securities within four business days before or after the announcement of a stock buyback or repurchase program.

Additional Procedures

The Company has established additional procedures in order to assist the Company in the administration of this policy and to effect disclosure required by federal securities laws, to facilitate compliance with laws prohibiting insider trading while in possession of Inside Information, and to avoid the appearance of any impropriety.

Pre-Clearance Procedures. Section 16 Reporting Persons and Designated Individuals, as well as their Family Members and Controlled Entities, may not engage in any transaction in Company securities without first obtaining pre-clearance of the transaction from one of the Compliance Officers (as defined below) or other employee designated by the Board of Directors in order to determine compliance with this policy, insider trading laws, Section 16 of the Exchange Act (“Section 16”) and Rule 144. A person requesting pre-clearance should submit the request to one of the Compliance Officers in the form attached hereto as Appendix C at least two business days in advance of the proposed transaction. The applicable Compliance Officer may determine not to permit the transaction if it is not in compliance with this policy, insider trading laws, Section 16 or Rule 144. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company securities, and, in order to avoid signaling to others that something material and non-public may be happening with respect to the Company, should not inform any other person of the restriction. If preclearance is granted, such pre-clearance is effective only for two business days (unless an exception is granted) and if the transaction is not executed during that period, another request for pre-clearance must be submitted in accordance with the procedures set forth above.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any Inside Information about the Company and should describe fully those circumstances to the Compliance Officer. If the requestor is a Section 16 Reporting Person, the requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with Rule 144 and file Form 144, if necessary, at the time of any sale.

For the purposes of the Pre-Clearance Procedures, the “Compliance Officers” are the Chief Financial Officer and/or the Chief Legal Officer (if such an officer serves in this capacity).

The Compliance Officer shall promptly inform each director of preclearance approval granted to the requestor to trade.

Special Blackout Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Administrator may not trade Company securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Administrator, designated persons should refrain from trading in Company securities even sooner than the scheduled blackout period described above. In that situation, the Administrator may notify these persons that they should not trade Company securities, without disclosing the reason for the restriction. The existence of an event-specific blackout period or extension of a blackout period may not be announced to the Company as a whole and should not be communicated to any other person. Even if the Administrator has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of Inside Information.

Trades by Section 16 Reporting Persons. All Section 16 Reporting Persons must comply with Section 16 and related rules and regulations which set forth reporting obligations as well as limitations on “short swing” transactions. The practical effect of these provisions is that Section 16 Reporting Persons who purchase and sell the Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Inside Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under the Company’s option plans, nor the exercise of that option, is deemed a purchase under Section 16; however, the sale of any such shares (including a sale pursuant to a broker-assisted cashless exercise of an option) generally is a sale under Section 16. Moreover, no executive officer or director may ever make a short sale of the Company’s stock. The Company is available to assist in filing Section 16 reports; however, the obligation to comply with Section 16 is personal. Please direct any inquiries concerning compliance to a designated Administrator.

Adoption or Termination of a Rule 10b5-1 Plan or non-Rule 10b5-1 Plan. All persons adopting, modifying or terminating a Rule 10b5-1 Plan or non-Rule 10b5-1 Plan shall first obtain pre-approval from the Administrator, as described above.

Post-Termination Transactions

If an individual is in possession of Inside Information or subject to any blackout period or other Company-imposed trading restrictions when his or her service terminates, that individual may not trade in Company securities until that information has become public, is no longer material or such blackout period or Company-imposed trading restriction has expired.

Administration of the Policy

The Chief Legal Officer, or in his absence (or if one doesn’t serve in this capacity) the Chief Financial Officer or another employee designated by the Board of Directors (the “Administrator”), shall be responsible for administration of this policy, including the matters for which the Administrator is specifically designated herein as administering or deciding and all other matters. All determinations and interpretations by the Administrator shall be subject to review by the Board of Directors, whose determinations shall be final.

General/Certification

You should read this policy carefully. Each director, officer, Designated Individual and other employee of the Company designated by the Administrator based on such employee’s role, function and/or seniority at the Company (a) must promptly certify his or her understanding of, and intent to comply with, this policy by signing the certification attached hereto as Appendix D and (b) may be required to certify on an annual basis that he or she has complied with this policy.

Company Assistance/Reporting of Violations

Any person who has any questions about this policy or about specific transactions may obtain additional guidance from the Administrator. You should contact the Administrator immediately if you know or have reason to believe that this policy has been or is about to be violated.

Appendix A

Set forth below in the “shaded portion” of the 2024 calendar are the dates of the “open window” where insiders are permitted to purchase or sell Verde common stock assuming no imposed prohibition due to possession of inside information or the announcement of a stock buy-back program. This calendar assumes that the Form 10-K for the fiscal year ended December 31, 2023 is filed with the SEC on March 29, 2024, the Form 10-Q for the quarter ending March 31, 2024 is filed with the SEC at 8:00 a.m. Eastern on May 15, 2024, the Form 10-Q for the quarter ending June 30, 2024 is filed with the SEC at 8:00 a.m. Eastern on August 14, 2024, and the Form 10-Q for the quarter ending September 30, 2024 is filed with the SEC at 8:00 a.m. Eastern on November 14, 2024.

2024

JANUARY

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	1	2	3	4	5	6
7	8	9	10	11	12	13
14	15	16	17	18	19	20
21	22	23	24	25	26	27
28	29	30	31			

FEBRUARY

s	m	t	w	t	f	s
				1	2	3
4	5	6	7	8	9	10
11	12	13	14	15	16	17
18	19	20	21	22	23	24
25	26	27	28	29		

MARCH

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					1	2
3	4	5	6	7	8	9
10	11	12	13	14	15	16
17	18	19	20	21	22	23
24	25	26	27	28	29	30
31						

APRIL

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	1	2	3	4	5	6
7	8	9	10	11	12	13
14	15	16	17	18	19	20
21	22	23	24	25	26	27
28	29	30				

MAY

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			1	2	3	4
5	6	7	8	9	10	11
12	13	14	15	16	17	18
19	20	21	22	23	24	25
26	27	28	29	30	31	

JUNE

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						1
2	3	4	5	6	7	8
9	10	11	12	13	14	15
16	17	18	19	20	21	22
23	24	25	26	27	28	29
30						

JULY

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	1	2	3	4	5	6
7	8	9	10	11	12	13
14	15	16	17	18	19	20
21	22	23	24	25	26	27
28	29	30	31			

AUGUST

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				1	2	3
4	5	6	7	8	9	10
11	12	13	14	15	16	17
18	19	20	21	22	23	24
25	26	27	28	29	30	31

SEPTEMBER

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1	2	3	4	5	6	7
8	9	10	11	12	13	14
15	16	17	18	19	20	21
22	23	24	25	26	27	28
29	30					

OCTOBER

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		1	2	3	4	5
6	7	8	9	10	11	12
13	14	15	16	17	18	19
20	21	22	23	24	25	26
27	28	29	30	31		

NOVEMBER

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					1	2
3	4	5	6	7	8	9
10	11	12	13	14	15	16
17	18	19	20	21	22	23
24	25	26	27	28	29	30

DECEMBER

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1	2	3	4	5	6	7
8	9	10	11	12	13	14
15	16	17	18	19	20	21
22	23	24	25	26	27	28
29	30	31

Appendix B

Designated Individuals

Designated Individuals includes those individuals (employees or consultants) who work in the following Company functions or are otherwise specified below:

Functions

●	Accounting

●	Business development/marketing

●	Finance

●	Financial planning or reporting

●	Investor relations

●	Legal

●	Public relations

●	Tax

●	Technical

Other Individuals

●	Support staff for any Company executive officers

Appendix C

Request to Trade in Securities

TO:	Chief Financial Officer / Chief Legal Officer

FROM:

RE:	Pending Securities Transaction

DATE:

I intend to buy/sell _____________________ shares of Common Stock of Verde Clean Fuels. Inc. (“Verde”) on or before ______________________. In connection with the pending transaction, I hereby request permission from Verde to engage in the above described transaction and hereby certify to Verde that, to the best of my knowledge, I am not in possession of any material information that is not also available to the public at large or which could affect the market price of the above security, or to which a reasonable investor would attach importance in deciding whether to buy, sell, or retain such security.

By __________________________________

[Below section to be completed by a Verde Clean Fuels, Inc. Compliance Officer]

Approved this _______ day of ________________, _______

VERDE CLEAN FUELS, INC.

By
(signed name)

(printed name)

Appendix D

CERTIFICATION

I have read and understand the Company’s Insider Trading and Dissemination of Inside Information Policy (the “Policy”). I understand that the Administrator (as defined in the Policy) is available to answer any questions I have regarding the Policy. I agree to comply with the Policy in all respects during my employment or other relationship with the Company. I understand that my failure to comply in all respects with the Policy is a basis for termination for cause of my employment or other relationship with the Company.

Date:	Signature:
Name:
(please print)